Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of 01/06/2020 by and between Party City Holdings Inc. a Delaware corporation (the “Company”), Party City Holdco Inc. (“Holdco”) and Todd Vogensen (the “Executive”) and effective as of February 3, 2020 (the “Effective Date”).

WHEREAS, the Company, Holdco and the Executive desire to set forth in this Agreement the terms and conditions under which the Executive will be employed as Executive Vice President and Chief Financial Officer of the Company and Holdco, effective as of the Effective Date.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Employment Period. The Company and Holdco shall employ the Executive, and the Executive agrees to, and shall, serve the Company and Holdco, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on February 2, 2023 (the “Initial Term”), and, thereafter, this Agreement shall automatically renew for additional successive twelve (12) month periods (each a “Renewal Term”), unless sooner terminated as set forth hereinafter (collectively, Initial Term and applicable Renewal Terms are referred to herein as the “Employment Period”). Notwithstanding anything contained herein to the contrary, the Company may elect to terminate this Agreement, and thereby conclude Executive’s service with and for the Company and Holdco, by providing Executive with at least twelve (12) months prior written notice of its intent to not renew this Agreement, such termination being effective upon the expiration of the next successive applicable Renewal Term or such other date which the parties mutually agree.

2.    Position and Duties.

(a)    During the Employment Period, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and Holdco with such duties and responsibilities as are assigned to him by the Board of Directors of Holdco (the “Board”), any committee of the Board or the Chief Executive Officer of Holdco (the “CEO”) consistent with his position as Executive Vice President and Chief Financial Officer of the Company and Holdco, including, as the CEO may request, without additional compensation, to serve as an officer or director of certain of the subsidiaries and other affiliates of Holdco and/or the Company. During the Employment Period, the Executive shall report to the CEO.

(b)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and Holdco and shall use his reasonable best efforts to carry out the responsibilities assigned to the Executive faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) serve on the board of directors of other companies, so long as the Board approves such appointments (such approval not to be unreasonably withheld), or (iv) manage personal investments, so long as such activities do not compete with and are not provided

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to or for any entity that competes with or intends to compete with the Company, Holdco or any of their respective subsidiaries and affiliates and does not unreasonably interfere with the performance of the Executive’s responsibilities as an employee of the Company or Holdco in accordance with this Agreement.

3.    Compensation and Expense Reimbursements.

(a)    Base Salary. During the Employment Period, the Executive shall receive from the Company or any of its affiliates a base salary of $625,000.00 (per full fiscal year or otherwise on a pro rata basis) and as such amount may be adjusted from time to time, in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee” and the “Annual Base Salary,” respectively), payable in regular intervals in accordance with customary payroll practices for employees of the Company in effect during the Employment Period.

(b)    Annual Bonus. In addition to the Annual Base Salary, during the Employment Period, the Executive shall be eligible to receive annual bonus compensation (the “Annual Bonus”) consistent with the bonus plan for key executives of the Company as in effect from time to time (the “Bonus Plan”). The Annual Bonus (including any pro rata portion thereof, to the extent payable pursuant to Section 5 of this Agreement), if any, shall be paid no later than two and one-half months following the end of the calendar year to which such Annual Bonus corresponds. During the Employment Period, the target amount of the Annual Bonus shall be seventy percent (70%) of the Annual Base Salary (the “Target Bonus Amount”) and the maximum amount of the Annual Bonus shall be one hundred forty percent (140%) of the Annual Base Salary (the “Maximum Bonus Amount”), with the actual amount of the Annual Bonus, if any, to be determined by the Board or the Committee in accordance with the Bonus Plan. Except as otherwise provided in Section 5(a) (Death or Permanent Disability), Section 5(c) (Termination other than Cause or By Executive for Good Reason), or Section 5(d) (Change in Control Termination) of this Agreement, eligibility for the Annual Bonus shall require Executive’s employment during the full fiscal year for which such Annual Bonus corresponds and through the applicable payout date.

(c)    Sign-On Bonus.    In addition to the Annual Base Salary and the Annual Bonus, the Executive shall receive a one-time cash award equal to four hundred twenty thousand dollars ($420,000), payable as a lump sum within forty-five (45) days following the Effective Date. In the event that the Executive terminates his employment with the Company other than for Good Reason (as defined below), or if the Executive’s employment is terminated by the Company for Cause (as defined below), the Executive will be required to repay (i) one hundred percent (100%) of the Sign-On Bonus as set forth herein if such termination occurs within one year of the Effective Date and (ii) fifty percent (50%) of the Sign-On Bonus as set forth herein if such termination occurs more than one year following the Effective Date but less than two years following the Effective Date, in either case, within fifteen (15) days of such termination.

(d)    Other Benefits; Car Allowance.

(i) During the Employment Period: (i) the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs for employees of the Company and shall be entitled to paid vacation, to the same extent and on the same terms and conditions as peer executives; and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all other welfare benefit plans, practices, policies and programs provided for employees of the Company to the same extent and on the same terms and conditions as peer executives.

(ii) During the Employment Period, the Company will pay the Executive an annual car allowance equal to $8,100, payable in equal bi-weekly installments.

(e)    Incentive Equity Grants.

(i) Beginning in 2020, at the discretion of the Board or the Committee, the Executive shall be eligible to receive incentive equity (or other long-term incentive) grants under Holdco’s long-term compensation program for senior executives, subject to the terms of such program as in effect from time to time and with any grants under such program in the discretion of the Board or the Committee. As of the date hereof, the Company intends to make the following grant to senior executives under such program for calendar year 2020: (a) one half of such grant shall be made in the form of restricted cash which vest (I) two thirds following the second anniversary of such grant and (II) one third following the third anniversary of such grant; and (b) one half of such grant shall be made in the form of performance-based restricted stock units, which shall be eligible to vest based on the achievement of performance objectives determined by the Board or the Committee during a three-year performance period. It is acknowledged and agreed that the target value for such 2020 grant will be equal to one hundred sixty percent (160%) of Executive’s Base Salary, which value will be determined consistent with Holdco’s process for determining grants to other senior executives.

(f)    Relocation Expenses.

(i) The Company will reimburse the Executive for reasonable and customary relocation expenses actually incurred by the Executive as a direct result of his relocation to a location within reasonable commuting distance of the Company’s offices in Elmsford, NY (the “Relocation Expenses”), subject to Company policies and to such reasonable substantiation and documentation as may be specified by the Company, including house-hunting visits for the Executive as reasonably necessary; the cost of packing and moving the Executive’s household goods and the moving of automobiles to the Executive’s home in or around Elmsford, NY; the cost of temporary housing for the Executive and his immediate family (not to exceed six (6) months in duration); the cost of temporary storage of the Executive’s household goods for a reasonable period of time; real estate commissions on the purchase of a new home in or around Elmsford, NY; reasonable closing costs on a new home that is a reasonable commuting distance from Elmsford, NY; and airfare to the New York City area for all members of the Executive’s immediate family. For the avoidance of doubt, such reimbursable Relocation Expenses will not include payment of any losses in connection with any capital transaction, such as the sale of a home. In the event that any of the reimbursements for Relocation Expenses are taxable to the Executive, the Company will promptly make additional “gross up” payments to the Executive sufficient to cover such additional taxes (including taxes on the gross-up). The

Company will pay the Executive any amounts due to him in respect of Relocation Expenses within thirty (30) days after submission of written documentation substantiating such amounts.

(ii) In the event that the Executive terminates his employment with the Company other than for Good Reason (as defined below), or if the Executive’s employment is terminated by the Company for Cause (as defined below), the Executive will be required to repay (i) one hundred percent (100%) of the gross amount of reimbursed Relocation Expenses if such termination occurs within one year of the Effective Date and (ii) fifty percent (50%) of the gross amount of reimbursed Relocation Expenses if such termination occurs more than one year following the Effective Date but less than two years following the Effective Date, in either case, within fifteen (15) days of such termination.

(g)    Other Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement; provided that the Executive complies with the policies, practices and procedures of Holdco and/or the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(h)    Indemnification. During and after the Employment Period, the Executive shall be entitled to all rights to indemnification available under the by-laws, certificate of incorporation and any director and officer insurance policies of Holdco and the Company, or to which he may otherwise be entitled, through Holdco, the Company, and/or any of their respective subsidiaries and affiliates, in accordance with their respective terms.

4.    Termination of Employment.

(a)    Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company and its affiliates shall be entitled to terminate the Executive’s employment because of the Executive’s Permanent Disability during the Employment Period. “Permanent Disability” means that the Executive (i) is unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Holdco or the Company; or (iii) has been determined to be totally disabled by the Social Security Administration. A termination of the Executive’s employment by Holdco or any of its affiliates for Permanent Disability shall be communicated to the Executive by written notice and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties in accordance with the provisions of Section 2 before such 30th day. In the event of a dispute as to whether the Executive has suffered a Permanent Disability, the final determination shall be made by a licensed physician selected by the Board and acceptable to the Executive in the Executive’s reasonable judgment.

(b)    Other than Death or Disability. Holdco and its affiliates may terminate the Executive’s employment at any time during the Employment Period with or without Cause upon notice to the Executive.

(c)    Good Reason. The Executive may terminate his employment at any time during the Employment Period for Good Reason, upon prior written notice to Holdco or the Company setting forth in reasonable detail the nature of such Good Reason, as set forth below. For purposes of this Agreement, “Good Reason” is defined as any one or more of the following: any attempt to relocate the Executive to a work location that is more than fifty (50) miles from his primary office as of the Effective Date; any material diminution in the nature or scope of the Executive’s responsibilities or duties as defined under this Agreement (provided that a change in reporting relationships resulting from the direct or indirect control of Holdco or the Company (or a successor corporation) by another corporation or other person(s) shall not be deemed to constitute “Good Reason”); any material breach by Holdco, the Company or any affiliate of the Company of any provision of this Agreement or any other written agreement with the Executive; or any material failure of Holdco or the Company to provide the Executive with at least the Annual Base Salary and/or any other compensation or benefits in accordance with the terms of Section 3 hereof, other than an inadvertent failure which is cured within ten (10) business days following written notice from the Executive specifying in reasonable detail the nature of such failure. Notwithstanding the foregoing, the appointment of an interim Chief Financial Officer of the Company or Holdco during and for any period of the Executive’s disability (which may potentially result in a Permanent Disability) will not be considered “Good Reason” (so long as the Executive continues to be compensated pursuant to the terms of this Agreement), until the occurrence of a Permanent Disability as defined in Section 4(a). The Executive’s employment will only be deemed to have been terminated for Good Reason (i) if he gives written notice to the Company within ninety (90) days of the date of the Executive’s knowledge of the circumstances giving rise to Good Reason setting forth in reasonable detail the nature of such Good Reason, (ii) the Company and Holdco are provided an opportunity to cure such Good Reason event (which cure period shall not be less than fifteen (15) days) and (iii) the Executive terminates employment with Holdco, the Company and all their affiliates within sixty (60) days of the date of the later of the first occurrence and the Executive’s knowledge of the circumstances giving rise to Good Reason (to the extent Holdco or the Company has not previously cured the circumstances giving rise to Good Reason).

(d)    Change in Control. If there occurs a “Change in Control” (as hereinafter defined) during the Employment Period and the Executive is not offered employment on substantially similar terms by Holdco or one of its continuing affiliates immediately thereafter, then, for all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by Holdco and the Company in a manner qualifying as a “Change in Control Termination” effective as of the date of such Change in Control; provided, however, that none of Holdco or any of its affiliates shall have any obligation to the Executive under this Section 4 if the Executive is hired or offered employment on substantially similar terms by the purchaser of the stock or assets of Holdco, or the Company, if the Executive’s employment hereunder is continued by Holdco or one of its continuing affiliates, or if the Executive does not actually terminate employment. Further, if Holdco and its affiliates terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either case, within six (6) months prior to or twenty-four (24) months following the consummation of such Change in Control (the “Change in Control Protection Period”), the Executive shall be deemed to have had a Change in Control Termination. As used herein, a “Change in Control” shall be deemed to have occurred solely upon the occurrence of any of the following events:

(i)    a change in the ownership of Holdco within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) as in effect on the date hereof; or

(ii)    a change in the ownership of all or substantially all of Holdco’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii) as in effect on the date hereof; or

(iii)    the (A) acquisition of more than forty percent (40%) of the total value of Holdco capital stock in one transaction or a series of related transactions by a person or more than one person acting as a group, which (B) within 12 months thereafter results in the replacement of more than fifty percent (50%) of the make-up of the Holdco Board of Directors, as compared to its make-up immediately prior to such acquisition (or series of acquisitions), that is not endorsed by majority of the members of the Holdco board of directors as of immediately prior to such acquisition (or series of acquisitions).

(e)    Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by Holdco and its affiliates, or by the Executive, is effective, as the case may be, including by reason of the expiration of the Employment Period.

5.    Obligations of Holdco and the Company Upon Termination.

(a)    By Holdco and the Company Upon the Executive’s Death or Permanent Disability. If the Executive dies during the Employment Period or Holdco and its affiliates terminates the Executive’s employment due to the Executive’s Permanent Disability, Holdco or any of its affiliates shall pay the Executive or his legal representative:

(i)    the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid; (2) any annual bonus that the Executive has earned for a prior full calendar year that has ended prior to the date of termination but which has not yet been calculated and paid (the “Prior Year’s Bonus”); and (3) any unreimbursed expenses incurred prior to the Date of Termination, including any then unpaid car allowance for the period during which the Executive was employed by the Company; and

(ii)    an amount equal to a pro rata Annual Bonus for the year of termination, which pro-ration shall reflect the number of days the Executive was employed by Holdco and its affiliates in the applicable year prior to the Date of Termination.

The Accrued Obligations (other than the Prior Year’s Bonus) shall be paid in cash within thirty (30) days of the Date of Termination. The Annual Bonus, if earned, shall be pro-rated as described above and both such pro-rated Annual Bonus and the Prior Year’s Bonus, if payable, shall otherwise be calculated and paid in accordance with Section 3(b)). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to the Prior Year’s Bonus or any payment or benefit pursuant to clause (ii) of this Section 5(a) unless the Executive (or his legal representative) shall have executed a release of any and all legal claims substantially in the form attached hereto as Exhibit A (which form may be modified by Holdco or the Company to the extent necessary to reflect execution by a person other than the Executive and to include restrictive covenants that are consistent with those set forth herein) (the “Release”) no later than twenty-one (21) days (or, if so instructed by Holdco or the Company, forty-five (45) days) following the Date of Termination and shall not have revoked the Release in accordance with its terms. Holdco or the Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(b)    By Holdco and the Company for Cause. If the Executive’s employment is terminated by Holdco and its affiliates for “Cause” (as hereinafter defined), then the Executive shall be entitled to only the payment of the Accrued Obligations (excluding the Prior Year’s Bonus, which shall not be payable), which shall be paid to the Executive in cash in a lump sum within thirty (30) days of the Date of Termination and neither the Holdco nor any of its affiliates shall have any further obligation under this Agreement, except as expressly provided herein. For purposes of this Agreement, “Cause” shall mean (1) conviction of the Executive by a court of competent jurisdiction of a felony (excluding felonies under any state or local vehicle and traffic code); (2) any act of intentional fraud in connection with his duties under this Agreement; (3) any act of gross negligence or willful misconduct with respect to the Executive’s duties and/or performance under this Agreement and (4) any act of willful disobedience in violation of the Executive’s duties; provided, in the case of clause (3) or (4), that the Executive has not cured the circumstances giving rise to “Cause” within fifteen (15) days of the date Holdco or any of its affiliates gives notice to the Executive of its intent to terminate his employment on such basis.

(c)    By Holdco for any reason other than Cause or by the Executive for Good Reason other than a Change in Control Termination. If the Executive’s employment is terminated during the Employment Period (i) by Holdco and its affiliates other than for Cause, death or Permanent Disability or (ii) by the Executive for Good Reason, in each case, except if such termination is a Change in Control Termination:

(i) Holdco or one of his affiliates shall pay to the Executive the Accrued Obligations, paid in cash within thirty (30) days of the Date of Termination; provided that the Prior Year’s Bonus, if earned, shall be calculated and paid in accordance with Section 3(b);

(ii) Holdco or one of his affiliates shall pay to the Executive the following:

(A) a severance payment (the “Severance Payment”), in an amount equal to twelve (12) months’ Annual Base Salary,

(B) an amount equal to a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b), which pro-ration shall reflect the number of days the Executive was employed by Holdco and its affiliates in the applicable year prior to the Date of Termination, and

(C) any stock options, restricted stock, restricted stock units, performance stock units or similar awards shall be treated as follows: (A) such awards or rights which are due to vest within 364 days of such Date of Termination and which vest solely based on the Executive’s continued service during such period shall immediately become fully vested as of the date of the Date of Termination, (B) restricted cash awards which are due to vest within 364 days of such Date of Termination and which vest solely based on the Executive’s continued service during such period shall immediately become fully vested as of the date of the Date of Termination, and (C) such awards or rights that vest upon the occurrence of specified performance metrics, shall be treated as earned and vest as follows: (1) if the full performance period has elapsed as of the date of the Date of Termination, such awards and rights shall be earned based on actual achievement of the applicable performance goals, as provided in the applicable award agreement and shall immediately become vested without pro-ration and (2) otherwise, such awards and rights shall be earned based on assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the applicable award agreement, and shall immediately vest as to a prorated portion of each such award or right based on the date which is 364 days following the Date of Termination during the applicable full performance period.

The Severance Payment shall be payable in cash in the form of salary continuation over the twelve (12) months following the Date of Termination, with the first payment(s) being payable in arrears on the date that is sixty (60) days following the Date of Termination. Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to the Prior Year’s Bonus or any payment or benefit pursuant to clause (ii) of this Section 5(c) unless the Executive shall have, at the written request of Holdco or any its affiliates, executed the Release no later than twenty-one (21) days (or, if so instructed by Holdco and its affiliates, forty-five (45) days) following the date of the Change in Control Termination and shall not have revoked such release in accordance with its terms. Holdco or the Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(d)    Change in Control Termination. Notwithstanding anything to the contrary set forth herein, in the event of a Change in Control Termination:

(i)    Holdco or any of its affiliates shall pay to the Executive the Accrued Obligations;

(ii)    Holdco or any of its affiliates shall pay to the Executive:

(A)    an amount equal to two times the sum of (1) the Executive’s then current Annual Base Salary and (2) the target Annual Bonus,

(B)    an amount equal to a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b), which pro-ration shall reflect the number of days the Executive was employed by Holdco or any of its affiliates in the applicable year prior to the Date of Termination, and

(C)    provided that the Executive timely elects to continue his coverage in the group health plan covering employees of the Company or Holdco under the federal law known as “COBRA”, a monthly amount equal to that portion of the monthly health premiums for such coverage paid by Holdco or the Company on behalf of the Executive prior to the Date of Termination until the date that is twenty-four (24) months following the Date of Termination (the “Health Continuation Benefits”); and

(iii)    any stock options, restricted stock, restricted stock units, performance stock units or similar awards (or any awards or rights issued in exchange for such grants in connection with a Change in Control or otherwise), shall be treated as follows: (A) such awards or rights that vest solely based on the Executive’s continued service over time shall immediately become fully vested as of the date of the Change in Control Termination, (B) restricted cash awards that vest solely based on Executive’s continued service over time shall immediately become fully vested as of the date of the Change in Control Termination, and (C) such awards or rights that vest upon the occurrence of specified performance metrics, shall be treated as earned and vest as follows: (1) if the full performance period has elapsed as of the date of the Change in Control Termination, such awards and rights shall be earned based on actual achievement of the applicable performance goals, as provided in the applicable award agreement and shall immediately become vested without pro-ration and (2) otherwise, such awards and rights shall be earned based on assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the applicable award agreement, and shall immediately vest as to a prorated portion of each such award or right based on the number of days of the Executive’s actual employment or other service with Holdco or any of its affiliates prior to the Change in Control Termination during the applicable full performance period; provided, that, if the Executive does not experience a Change in Control Termination prior to the end of the applicable original performance period, such awards and rights shall be earned based on assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the applicable award agreement, and shall be eligible to vest as of the last day of the applicable original performance period without pro-ration, subject to the terms of the applicable award agreement. Any stock options, restricted stock, restricted stock units, performance stock units, restricted cash or similar awards (or any awards or rights issued in exchange for such grants in connection with a Change in Control or otherwise) that do not vest after application of the preceding sentence or clause (iii) hereof shall be immediately forfeited without payment due thereon.

Notwithstanding the foregoing, in the event that the Health Continuation Benefits would subject the Executive or Holdco or any of its affiliates to any tax or penalty under the ACA or Section 105(h) of the Code (as defined below), or applicable subsequent regulations, guidance or successor statutes, the Executive and the Company agree to work together in good faith to restructure the Health Continuation Benefits in a manner that avoids such adverse consequences.

All amounts payable hereunder (except the pro rata Annual Bonus and the Prior Year’s Bonus, which are each payable in accordance with Section 3(b), the Accrued Obligations (other than the Prior Year’s Bonus), which shall be calculated and paid in a lump sum in cash within thirty (30) days of the date of the Change in Control Termination and the Health Continuation Benefits, which shall be paid as described above in this Section 5(d)) shall be paid in cash in a lump sum on the date that is the later of sixty (60) days following the date of the Change in Control Termination or sixty (60) days following the consummation of the Change in Control (except that, if the Change in Control Termination occurs due to a qualifying termination within six (6) months prior to a Change in Control, such payment will be made over the twenty four (24) months following the Date of Termination, with the first payment(s) being payable in arrears on the date that is sixty (60) days following the Date of Termination). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to the Prior Year’s Bonus or any payment or benefit pursuant to clauses (ii) or (iii) of this Section 5(d) unless the Executive shall have, at the written request of Holdco or any its affiliates, executed the Release no later than twenty-one (21) days (or, if so instructed by Holdco and its affiliates, forty-five (45) days) following the date of the Change in Control Termination and shall not have revoked such release in accordance with its terms. Holdco or the Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(e)     By the Executive other than for Good Reason. If during the Employment Period the Executive terminates his employment with Holdco and its affiliates other than for Good Reason, Holdco or one of its affiliates shall pay the Accrued Obligations (excluding the Prior Year’s Bonus, which shall not be payable) to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination and neither Holdco or any of its affiliates shall have any further obligation under this Agreement except as expressly provided herein.

(f)    Expiration of the Term. Unless otherwise terminated pursuant to any of the foregoing clauses of this Section 5 or renewed in the ordinary course, the Executive’s employment hereunder will automatically terminate at the expiration of the Employment Period and Holdco or the Company shall pay to the Executive the Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination, no additional amount will be due and no further Restriction Period shall apply; provided that the Prior Year’s Bonus, if earned, shall be calculated and paid in accordance with Section 3(b); and provided, further, that if the Company allows the Executive’s employment to terminate due to an expiration of the Employment Period occurring during the Change in Control Protection Period, the Executive will be deemed to have had a Change in Control Termination and will be entitled to the payments and benefits described in Section 5(d) above and shall not otherwise receive payment under this Section 5(f).

6.    Section 409A. The parties intend for the compensation provided under this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations thereunder, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance with or exempt from Section 409A. The parties agree to work together in good faith to consider amendments to this Agreement and take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of additional tax or income recognition to Executive prior to actual payment under Section 409A. Notwithstanding the foregoing, in no event shall Holdco or any of its affiliates have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the provisions of Section 409A.

(a)    Definitions. For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Holdco to be a specified employee under Treasury regulation Section 1.409A-1(i).

(b)    Certain Delayed Payments. If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6) month period following the Executive’s separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6) month period, or if earlier, the date of the Executive’s death.

(c)    Separate Payments. Each payment made under this Agreement shall be treated as a separate payment.

(d)    Reimbursements. Notwithstanding anything to the contrary in this Agreement, any reimbursement that constitutes or could constitute nonqualified deferred compensation subject to Section 409A will be subject to the following additional requirements: (i) the expenses eligible for reimbursement will have been incurred during the term of this Agreement, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other taxable year; (iii) reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.

7.    Full Settlement. Holdco’s and the Company’s obligations to provide for the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Holdco, the Company or any of their affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of Holdco and its affiliates all secret or confidential information, knowledge or data relating to the Company, Holdco or any of their affiliates and their respective businesses that the Executive obtains during the Executive’s employment by Holdco or the Company (whether before, during or after the Employment Period) and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the

Executive’s employment with Holdco or the Company, except with the prior written consent of Holdco or the Company or as otherwise required by law. For the avoidance of doubt, (a) nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of any of Holdco or any of its affiliates, shall be construed to limit, restrict or in any other way affect the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (b) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

9.    Noncompetition; Nonsolicitation.

(a)    Noncompetition. During the Employment Period, and following termination of the Executive’s employment with Holdco and its affiliates, during the “Restriction Period” (as hereinafter defined), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a “person”) that is, or intends to be, engaged in any business which is in competition with any business of Holdco and its affiliates in any geographic area in which Holdco and its affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business; provided, however, that the foregoing will not prohibit the Executive from participating in or becoming associated with a person if (i) less than 10% of the consolidated gross revenues of such person, together with its affiliates, derive from activities or businesses that are in competition with any business of Holdco or any of its affiliates (a “Competitive Business”) and (ii) the Executive does not, directly or indirectly, participate in, become associated with, or otherwise have responsibilities that relate to the conduct or operations of, any Competitive Business that is conducted by such person or a division, group, or subsidiary or affiliate of such person. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).

(b)    Nonsolicitation. During the Employment Period, and during the Restriction Period following termination of employment, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person or firm that during the six month period preceding such termination of the Executive’s employment with Holdco and its affiliates (or, if such action occurs during the Employment Period, on the date such action was taken) is or was engaged in a business relationship with Holdco and its affiliates to terminate its relationship with Holdco and its affiliates or, in the case of any such person, to engage in a business relationship with a Competitor.

(c)    No Hire. During the Employment Period, and during the Restriction Period following termination of employment, the Executive will not, except with the prior written consent of Holdco and its affiliates, directly or indirectly, induce any employee of Holdco and its affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by Holdco and its affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve (12) months; provided that the foregoing shall not apply to inducing any employee pursuant to a blanket solicitation not specifically targeted at that employee. For purposes of this Section 9(c), “employment” shall be deemed to include rendering services as an independent contractor and “employees” shall be deemed to include independent contractors.

(d)    Restriction Period. The term “Restriction Period” as used herein, shall mean the twelve (12)-month period (except in the case of a Change in Control Termination (or a deemed Change in Control Termination under Section 5(f)), in which case such period shall be the two-year period) immediately following the Date of Termination (other than a termination at the expiration of the Employment Period in which case there will be no post-employment restriction period).

(e)    Return of Confidential Information. Promptly following the Executive’s termination of employment, including due to expiration of the Employment Period, the Executive shall return to the Company all property of Holdco and its affiliates, and all copies thereof, in the Executive’s possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

(f)    Injunctive Relief. The Executive acknowledges and agrees that the Restriction Period and the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of Holdco and its affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation. The Executive further acknowledges and agrees that the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of Holdco and its affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Holdco and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that Holdco and its affiliates shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies Holdco and its affiliates may have at law or in equity. If, at the time of enforcement of Section 8 and/or this Section 9, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, and/or geographical area legally permissible under such circumstances will be substituted for the period, scope and/or area stated herein.

10.    Successors.

(a)    This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs and successors.

(b)    This Agreement shall inure to the benefit of and be binding upon Holdco, the Company and their respective successors and assigns.

11.    Section 280G. In the event that Holdco and its affiliates undergoes a change in control at a time when it (or any affiliate of the Company, including Holdco, that would be treated, together with Holdco, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), if all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from Holdco and its affiliates, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder, together with the other payments or benefits the Executive is so entitled to receive, (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 11 will be made at Holdco’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as Holdco may designate. Such accounting firm or other designated preparer engaged to make the determinations hereunder shall provide its calculations, together with all supporting documentation, to Holdco and Executive as soon as reasonably practicable following the date such determinations are completed.

12.    Miscellaneous.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.

(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with receipt confirmation), addressed as follows:

If to the Executive:	Todd Vogensen
At his most recent address
shown in the Company’s records

If to Holdco:	Party City Holdco, Inc.
or the Company	80 Grasslands Road
Elmsford, NY 10523
Attention: Corporate Secretary
Fax no.: (914) 345-2056

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b). Notices and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    Notwithstanding any other provision of this Agreement, Holdco and its affiliates may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes or other amounts that are required to be withheld by applicable laws or regulations or otherwise. In addition, the obligations of Holdco and its affiliates under this Agreement shall be conditional on compliance with this Section 12(d), and Holdco and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive.

(e)    Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)    Except as expressly set forth in this Agreement, all disagreements, disputes, controversies and claims arising out of this Agreement and the Executive’s employment hereunder, shall be submitted to and resolved by arbitration in accordance with and pursuant to the Employment Arbitration Rules of the American Arbitration Association, as then in effect. The parties agree that any dispute will be heard by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties, or if no agreement can be reached, the arbitrator shall be selected by the American Arbitration Association. All arbitration costs shall be shared equally by the parties and each party shall bear its own costs and expenses in the event of any dispute hereunder.

(g)     The Executive acknowledges that this Agreement, together with the Exhibit hereto and the other agreements referred to herein except as modified herein or therein, supersedes all other agreements and understandings, both written and oral, between the Executive, on one hand, and Holdco and its affiliates, on the other, with respect to the subject matter hereof.

(h)    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

(i)    Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of their respective boards of directors, Holdco and the Company have each caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PARTY CITY HOLDCO INC.

By:	/s/ James Harrison
Name:	James Harrison
Title:	Chief Executive Officer

PARTY CITY HOLDINGS INC.

By:	/s/ Brad Weston
Name:	Brad Weston
Title:	President

/s/ Todd Vogensen
Todd Vogensen

[Signature Page to Employment Agreement]

Exhibit A

FORM OF RELEASE OF CLAIMS

This Release of Claims is provided by me, Todd Vogensen (or by my designated beneficiary or estate, in the event of my death during my employment), pursuant to the Employment Agreement between me, Party City Holdings Inc. (the “Company”) and Party City Holdco Inc. (“Holdco”) effective as of February 3, 2020 (the “Employment Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me (or, in the event of my death during my employment, to my designated beneficiary) in connection with the termination of my employment under Section 5 of the Employment Agreement (the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies.

For purposes of this Release of Claims, the word “Company” always includes the Company, Holdco the subsidiaries and affiliates of the Company or Holdco and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

Nothing in this Release of Claims is intended to or does waive or release any rights I may have with respect to (i) coverage under liability insurance or indemnification rights provided or maintained by the Company during, or applicable to, my employment with the Company, or under any other obligation or policy of insurance maintained by the Company in accordance with their respective terms; (ii) any other defense or indemnity right under applicable law; (iii) the enforcement of the right to any payment or benefits due upon the termination of my employment in accordance with the express terms of the Employment Agreement or (iv) any right or claim that cannot, by law, be waived or released through this Release of Claims.

Also excluded from the scope of this Release of Claims is any right to benefits that were vested or eligible for continuation under the Company’s employee benefit plans on the date on which my employment with the Company terminated, in accordance with the terms of such plans.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 9(e) of the Employment Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments and the Accrued Obligations, as defined in the Employment Agreement (except as otherwise provided therein), no further compensation of any kind shall be due to me by the Company, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the covenants contained in the Employment Agreement.

In signing this Release of Claims, acknowledge that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. I agree that the consideration given for this wavier and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing as required by the ADEA that:

1.    I have the right to and am advised by the Company to consult with an attorney prior to executing this Release of Claims; and I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing;

2.    I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or, if the Company so instructs, forty-five (45) days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims;

3.     I have seven (7) days following my execution of this Release of Claims to revoke this Release of Claims; and

4.    This Release of Claims shall not be effective until the revocation period has expired.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	Date signed:

Party City Holdco Inc.

Name:
Title:

Party City Holdings Inc.

Name:
Title: